Exhibit (a)(1)(i)

THE LION FUND II, L.P.

OFFER TO PURCHASE FOR CASH

UP TO 575,000 SHARES OF COMMON STOCK OF BIGLARI HOLDINGS INC.

AT A PURCHASE PRICE OF $420.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS

EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 1 2015,

UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AS IT MAY BE

EXTENDED, THE “EXPIRATION DATE”)

The Lion Fund II, L.P., a Delaware limited partnership, (the “Offeror,” “we,” “us,” or “our”), is hereby offering to purchase up to 575,000 shares (the “Shares”) of the common stock, $0.50 par value per share (the “Common Stock”) of Biglari Holdings Inc. (the “Company”), in cash, at a price of $420.00 per share (the “Purchase Price”), net to you, less any applicable withholding taxes and without interest, and subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) and the Important Instructions and Information (the “Important Instructions and Information”) included with this Offer to Purchase. Together this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information constitute the “Offer.”

We will purchase all Shares properly tendered and not properly withdrawn on the terms and subject to the conditions of the Offer, including the proration provisions. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Time. We will not accept shares of Common Stock subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering shareholder. We are not offering to purchase, and will not accept, any fractional Shares in the Offer.

As of June 3, 2015, the Company had 2,065,608 shares of Common Stock outstanding, of which 1,658,355 shares of Common Stock were not owned by us and our affiliates or the Company or their officers, directors, managers and affiliates. If the Offer is fully subscribed, we will purchase 575,000 Shares, which would represent approximately 27.8% of the issued and outstanding Shares and would result in certain of our affiliates, including Biglari Capital Corp. and Mr. Biglari, beneficially owning an aggregate of approximately 980,707 Shares of Common Stock, which would represent approximately 47.5% of the issued and outstanding Shares. Sardar Biglari will have the sole power to vote and dispose of these Shares. Because of the proration provisions described in this Offer to Purchase, less than all of the Shares tendered may be purchased if more than 575,000 Shares are properly tendered and not properly withdrawn.

We reserve the right, in our sole discretion, to change the Purchase Price and the number of shares to be acquired by us in this offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding shares of Common Stock without amending or extending the Offer. See Section 1. This could result in the total number of Shares sought in the Offer increasing by up to approximately 41,312 Shares.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, conditioned upon, among other things, certain conditions described in Section 6 of this Offer to Purchase.

The Shares are listed for trading on the New York Stock Exchange under the trading symbol “BH”. On June 3, 2015, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $369.69 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 7.

None of the Offeror, Biglari Capital Corp., Computershare Inc. (“Computershare”), in its capacity as depositary and paying agent, Okapi Partners LLC, in its capacity as information agent, nor Houlihan Lokey Capital, Inc., in its capacity as dealer manager, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Shares in the Offer. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and Important Instructions and Information, including our reasons for making the Offer, and should discuss whether to tender your shares with your financial, tax or other advisors.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and Important Instructions and Information may be directed to Okapi Partners LLC, the information agent (the “Information Agent”) for the Offer, by telephone toll-free at (877) 629-6357. Questions about the Offer may be directed to the Dealer Manager (the “Dealer Manager)” for the Offer at the contact information set forth below.

The Dealer Manager for the Offer is:

HOULIHAN LOKEY CAPITAL, INC.

245 Park Avenue

20th Floor

New York, New York 10167

(212) 331-8220

Offer to Purchase dated June 4, 2015.

Important

If you want to tender all or any portion of your Shares, you must do one of the following prior to 11:59 p.m., New York City time, on July 1, 2015 (unless the Offer is extended):

•	Registered Holders; if your Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to Computershare, the depositary (the “Depositary”) for the Offer in the enclosed envelope;

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Custodian”), contact your Custodian and request that your Custodian tender your Shares for you according to the procedures described in Section 3 of this Offer to Purchase; or

•	Depository Trust Company Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

Even if the delivery of Shares is made by book-entry transfer to the Paying Agent’s account at DTC, you must also submit a written Letter of Transmittal to the Depositary in the enclosed envelope. If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline.

If you want to tender your Shares but (a) your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any state or other jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such state or other jurisdiction.

If you have any questions regarding the Offer, please contact Okapi Partners LLC, the Information Agent for the Offer, toll free at (877) 629-6357 (banks and brokers may call collect at (212) 297-0720, or Houlihan Lokey Capital, Inc., the Dealer Manager for the Offer, at (212) 331-8220).

We have not authorized any person or firm to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal and Important Instructions and Information. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or our general partner, Biglari Capital Corp.

SUMMARY TERM SHEET:

QUESTIONS AND ANSWERS ABOUT OUR OFFER

We are providing this summary for your information. It highlights material information in this document, but it does not describe all of the details of our offer to the same extent described in the body of this document. We urge you to read carefully this entire Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information, because they contain the full details of our offer. Where helpful, we have included section references to direct you to a more complete discussion of the topics in this summary.

Who is offering to purchase my Shares?

The Lion Fund II, L.P. (referred to herein as “us,” “we,” “our” or the “Offeror”) is making this tender offer. We are a Delaware limited partnership and an affiliate of the Company. Our limited partners are the Company, Steak n Shake Operations, Inc., a wholly owned subsidiary of the Company and The Lion Fund, L.P., the general partner of which is also Biglari Capital Corp. Our general partner is Biglari Capital Corp. whose Chairman, Chief Executive Officer and sole owner is Sardar Biglari (“Mr. Biglari”). Mr. Biglari is also the Chairman and Chief Executive Officer of the Company. As of March 31, 2015, the Company and its subsidiaries held a 92.7% limited partner interest in us, including 22.7% through Steak n Shake Operations, Inc. As of March 31, 2015, the Company and its subsidiaries beneficially owned a 58.7% limited partner interest in The Lion Fund, L.P. The Lion Fund, L.P. owns 365,726 shares of the Company’s Common Stock, representing approximately 17.7% of the outstanding Shares of Common Stock. For more information about the Offeror, see Section 9 of this Offer to Purchase.

What will the purchase price for the Shares be and what will be the form of payment?

We will purchase Shares for $420.00 per share (the “Purchase Price”). If your Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, net to you, less applicable withholding taxes and without interest.

How many Shares will we purchase in the Offer?

We are offering to purchase up to 575,000 of the Company’s outstanding shares of Common Stock (the “Shares”). Currently, there are 1,658,355 outstanding shares of Common Stock that are not owned by us and our affiliates or the Company or their officers, directors, managers and affiliates, and 2,065,608 total outstanding shares of Common Stock. See the Introduction to this Offer to Purchase.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding shares of Common Stock without amending or extending the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. See Section 1 and Section 6.

What will happen if more than 575,000 shares are tendered?

If more than 575,000 Shares are properly tendered and not properly withdrawn, we will purchase Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares. If proration of Shares is required, we will announce the final results of proration promptly after the expiration of the Offer.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the total number of Shares sought in the Offer increasing by up to approximately 41,312 Shares.

If we are required to prorate, the Depositary will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders with appropriate adjustments to avoid purchases of fractional Shares. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

For more information, see Section 1.

If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Shares, you will still own the same amount of Shares, and the Company will still be a public company listed on the New York Stock Exchange (“NYSE”). As a result, you will continue to participate in the future performance of the Company. Shareholders that do not tender their Shares pursuant to the Offer may be able to sell their Shares in the future on the NYSE, or otherwise, at a net price higher or lower than the Purchase Price. In addition, we can give no assurance as to the price at which a Company shareholder may be able to sell his, her or its Shares in the future. See Section 2 and Section 7.

How long do I have to tender my shares? Can the Offer be extended, amended or terminated?

You may tender your shares until the Expiration Date. The Expiration Date is July 1, 2015 at 11:59 p.m., New York City time, unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable law. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 13 of this Offer to Purchase. In accordance with rules promulgated by the Securities and Exchange Commission, the Offeror may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding shares of Common Stock without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $17.4 million.

How will I be notified if the Offeror extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 13.

What is the purpose of the Offer?

We are making the Offer because we would like to acquire an ownership interest in the Company. In addition, the Offer provides the shareholders wishing to sell with an efficient way to sell their Shares without incurring broker’s fees or commissions with open market sales.

Does the Offeror have the financial resources to make payment?

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be approximately $241.5 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares (resulting in a commensurate increase in the dollar amount by approximately $17.4 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $243.0 million. We will fund the aggregate purchase price of the Shares in the Offer and all related fees and expenses with cash on our balance sheet. See Section 8 and Section 9. Following our acceptance of Shares for payment, we will deposit the aggregate Purchase Price for all purchased Shares with the Depositary for the Offer, which will act as your agent for the purpose of receiving payment for your Shares. Our deposit of the aggregate Purchase Price (less any withholding of applicable taxes) with the Depositary will satisfy our obligation to pay for Shares purchased in the Offer.

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including (i) all applicable consents or approvals required in connection with the Offer are obtained; (ii) no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) imposes material limitations on the ability of the Offeror to effectively acquire, hold or exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by the Offeror pursuant to the Offer on all matters properly presented to the Company’s shareholders), (c) requires divestiture by the Offeror or any of its affiliates of any of the securities of the Company held by the Offeror or any of its affiliates or (d) otherwise has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or would reasonably be expected to result in a material diminution in the value of the Common Stock; (iii) no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or result of operations of the Company that would reasonably be expected to be materially adverse to the Company; (iv) no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened; (v) any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect the trading in the Common Stock; (vi) no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving the Company is made or proposed; and (vii) the Company has not taken any actions or made any change in connection with its Common Stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of the Offeror.

Will there be a subsequent offering period?

Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because the Offer is not for all of the outstanding shares of Common Stock that we do not own, we will not provide for a subsequent offering period following the expiration of the Offer.

How do I tender Shares that are registered in my name?

If you would like us to purchase your Shares or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal according to the Important Instructions and Information and deliver it, together with your original certificate(s), any required signature guarantees and any other documents required by the Letter of Transmittal to the Depositary using the enclosed envelope.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before 11:59 p.m., New York City Time, on July 1, 2015. We have not provided for and will not accept Shares tendered via guaranteed delivery or hand delivery. See Section 3.

How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?

If you hold your Shares in a brokerage account or otherwise through a Custodian and you are not the holder of record on our books, you must contact your Custodian and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Shareholders holding their Shares through a Custodian must not deliver a Letter of Transmittal directly to the Depositary. The Custodian holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline. See Section 3.

Will I be notified of any defects in the documents I submit?

To the extent practicable, the Offeror will attempt to give notice of any defects or irregularities in tenders, provided, however, that neither the Offeror nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. The Offeror will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of Shares. It is the risk and responsibility of a tendering shareholder to ensure the proper completion and timely delivery of all materials necessary to properly tender their Shares. Therefore, we encourage shareholders to carefully complete their tender materials and submit them as early as possible after you have considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in your tender. See Section 3.

How do I withdraw shares I previously tendered?

You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown in the Important Instructions and Information. Please note that a Withdrawal Letter delivered via a method of delivery other than U.S. mail or overnight courier service will not be accepted. See Section 4.

Can I tender shares subject to the condition that a specified number of my shares must be purchased, or other conditions?

We will not accept Shares subject to conditional tenders, such as acceptance of all or a certain number of Shares from a shareholder. We are not offering to purchase and will not accept fractional Shares.

What is the position of our general partner, Biglari Capital Corp., the Company and other participants on the Offer?

None of the Offeror, Biglari Capital Corp., Computershare, in its capacity as depositary and paying agent, Okapi Partners LLC, in its capacity as information agent, nor Houlihan Lokey Capital, Inc., in its capacity as dealer manager, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Shares in the Offer. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and Important Instructions and Information, including our reasons for making the Offer, and should discuss whether to tender your shares with your financial, tax or other advisors.

Will affiliates of the Offeror or the Company’s officers, directors, and affiliates tender Shares in the Offer?

Our affiliates and the Company’s officers, directors, and affiliates have advised us that they do not intend to tender any shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our affiliates and the Company’s officers, directors, managers and affiliates will increase. See Section 9.

When and how will you pay me for the Shares I tender?

Promptly after the Expiration Date, we will pay the Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the Shares, if any, we purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least five business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Sections 1 and 5.

What is the recent market price of my Shares?

The Shares are listed for trading on the New York Stock Exchange under the trading symbol “BH”. On June 3, 2015, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $369.69 per Share. The trading price of the Company’s shares may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

Will I have to pay brokerage commissions if I tender my Shares?

If you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a Custodian and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your Custodian to determine whether any such charges will apply. See Sections 3 and 14.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Must I tender all of my Shares to participate in the Offer?

No. You may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See Section 1.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 6 and 11.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 12), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or other disposition of the Shares. See Sections 3 and 12.

If you are a Non-U.S. Holder (as defined in Section 12), we do not expect that you will be subject to U.S. federal withholding tax on the gross payments you receive pursuant to the Offer However, there is a possibility that the Offeror (or Computershare) will be required to withhold 30% of the gross payments, (subject to reduction or elimination by applicable treaty, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent)). A Non-U.S. Holder may be eligible to receive from the Internal Revenue Service a refund of any withheld U.S. federal income tax to the extent such withholding resulted in an overpayment over taxes. See Sections 3 and 12.

We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer.

Whom can I talk to if I have questions?

Questions and requests for assistance by institutional shareholders may be directed to the Dealer Manager and questions and requests for assistance by retail shareholders may be directed to the Information Agent, at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and Important Instructions and Information and other Offer documents from the Information Agent at the telephone number on the back cover of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Offeror’s expense. Shareholders may also contact their Custodian and/or financial advisor for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the related Offer materials contain or incorporate by reference certain forward-looking statements and information relating to the Company that are based on the beliefs of our general partner as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements dealing with the benefits that the Offer may provide to the Company’s shareholders, the date on which we will announce the final proration or pay for tendered shares, the fees and expenses we will incur in connection with the Offer, the listing and tradability of the Common Stock after the Offer is completed, our possession of sufficient capital to complete the Offer, the purchase of additional Shares or the payment of cash distributions on our partner interests in the future, our strategies, plans, programs, objectives, goals, expectations, intentions, expenditures and assumptions, and other statements that are not historical facts. When used in this document, words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are reasonable, readers are cautioned that forward-looking statements involve known and unknown risks and uncertainties, are not guarantees of future performance and that actual events, results, performance or achievements may differ materially from any future events, results, performance or achievements expressed or implied by such forward-looking statements. These differences may result from actions taken by us, as well as from risks and uncertainties out of our control, including:

•	changes in general economic, business, and political conditions, and changes in conditions of United States and the markets where our portfolio companies operate;

•	changes in the ownership of shares of Common Stock of the Company, particularly any substantial accumulations by persons who are not affiliated with us;

•	our ability to complete the Offer, the occurrence of any of the conditions to completing the Offer, and our decision to waive the occurrence of any condition to completing the Offer; and

•	the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC.

These forward-looking statements reflect our expectations as of the date of this Offer to Purchase. We undertake no obligation to update the information provided herein, whether as a result of new information, future events or otherwise, unless required by law.

INTRODUCTION

To the Shareholders of Biglari Holdings Inc.

The Lion Fund II, L.P. hereby offers to purchase up to 575,000 of the outstanding shares of Biglari Holdings Inc., an Indiana corporation (the “Shares”). The Company is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. We will purchase the Shares at a purchase price of $420.00 per share (the “Purchase Price”) net to you in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal and Important Instructions and Information. Together this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information constitute the Offer. As used in this Offer to Purchase, the terms “we,” “us” or “our,” as the context requires, refer to The Lion Fund II, L.P.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

The Common Stock is listed for trading on the New York Stock Exchange under the trading symbol “BH”. On June 3, 2015, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $369.69 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 7.

The Offer will expire at 11:59 p.m., New York City time, on July 1, 2015, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”). Subject to applicable law, including the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to decrease or increase the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6 is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination may be made at any time and from time to time by public announcement of such change. In the case of an extension, the notice of extension shall be published no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PRNewswire. See Section 13. In the event of an over-subscription of the Offer, Shares tendered at or prior to the Expiration Date will be subject to proration as described in Section 1. The proration period and withdrawal rights also expire on the Expiration Date, subject to applicable law.

None of the Offeror, Biglari Capital Corp., Computershare, in its capacity as depositary and paying agent, Okapi Partners LLC, in its capacity as information agent, nor Houlihan Lokey Capital, Inc., in its capacity as dealer manager, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Shares in the Offer. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your shares with your financial, tax or other advisors.

Our affiliates and the Company’s officers, directors, managers and affiliates have advised us that they do not intend to tender any shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our affiliates and the Company’s officers, directors, managers and affiliates will increase. All partners, members, affiliates and associates of us and Mr. Biglari beneficially own, in the aggregate, 407,253 shares of Common Stock or 19.6% of the Company’s 2,065,608 outstanding shares of Common Stock as of June 3, 2015. If the Offer is fully subscribed we will purchase an additional 575,000 shares of Common Stock. In this case we and our affiliates would beneficially own 982,253 shares of Common Stock, representing approximately 47.6% of the Company’s outstanding Common Stock. These entities or individuals will therefore have a greater influence on certain matters voted on by shareholders.

The Purchase Price will be paid in cash, less any applicable withholding taxes and without interest, to tendering shareholders for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Shareholders holding Shares through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if Shares are tendered through such nominee and not directly to the Depositary. See Section 5.

Also, any tendering shareholder who fails to timely complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 or Form W-8BEN or Form W-8BEN-E obtained from the Depositary, as applicable (or such other IRS form as may be applicable), may be subject to U.S. federal backup withholding tax (or, alternatively, U.S. dividend or “FATCA” withholding taxes) on the gross proceeds paid to the shareholder pursuant to the Offer. See Sections 3 and 12.

We will pay all fees and expenses incurred in connection with the Offer by the Depositary, the Information Agent and the Dealer Manager. See Section 14.

As of June 3, 2015, there were 2,065,608 Shares outstanding. At the Purchase Price of $420.00 per Share, we could purchase 575,000 Shares if the Offer is fully subscribed, which would represent approximately 27.8% of the Company’s outstanding Shares as of June 3, 2015. The Shares are listed for trading on the New York Stock Exchange under the trading symbol “BH”. On June 3, 2015, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $369.69 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 7.

The address of Mr. Biglari, us and Biglari Capital Corp. is 17802 IH 10 West, Suite 400, San Antonio, Texas 78257 and their telephone number is (210) 344-3400.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

Section 1.        Number of Shares; Purchase Price; Proration.

General

Upon the terms and subject to the conditions of the Offer, we will purchase up to 575,000 Shares, or such lower number of Shares equal to the number of the Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price of $420.00, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Date” means 11:59 p.m., New York City time, on July 1, 2015, unless and until we, in our sole discretion in accordance with applicable law, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.

We will only purchase Shares properly tendered and not properly withdrawn. However, because of proration we may not purchase all of the Shares tendered if more than 575,000 Shares are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, to the tendering shareholders at our expense, promptly following the Expiration Date.

Subject to applicable law, including the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to decrease or increase the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6 is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. In accordance with the rules of the SEC, we may increase the number of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding shares of Common Stock without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding shares of Common Stock, we will amend and extend the Offer in compliance with applicable law. See Section 13.

In the event of an over-subscription of the Offer as described below, Shares tendered at or prior to the Expiration Date will be subject to proration. The proration period and withdrawal rights also expire on the Expiration Date, subject to applicable law.

Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to shareholders of record prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such shareholders.

Shareholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A shareholder will be able to tender his, her or its Shares to us regardless of when the shareholder first purchased the Shares.

We are not offering to purchase, and will not accept, any fractional Shares in the Offer. In the event the Offer is oversubscribed, appropriate adjustments to the proration factor will be made in order to avoid purchases of fractional Shares.

Purchase Price

The Purchase Price is $420.00 per share, net to you, less any applicable withholding taxes and without interest. The Purchase Price represents a premium of approximately 14% over the last reported sale price of the Shares on June 3, 2015 of $369.69. We expressly reserve the right, in our sole discretion, to increase the Purchase Price, subject to applicable law. See Section 13.

Priority of Purchases

Upon the terms and subject to the conditions of the Offer, if more than 575,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase up to 575,000 Shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below; provided that we may increase the number of Shares purchased by up to 2% of the outstanding Shares without amending or extending the Offer which, if we do so, could commensurately increase the total number of Shares purchased by up to approximately 41,312 Shares. As a result, it is possible that all Shares tendered by a shareholder may not be purchased.

Proration

If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and because of the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 12, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Section 2.        Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer

We are making the Offer because we would like to acquire an ownership interest in the Company. In addition, the Offer provides the shareholders wishing to sell with an efficient way to sell their Shares without incurring broker’s fees or commissions with open market sales.

None of the Offeror, Biglari Capital Corp., Computershare, in its capacity as depositary and paying agent, Okapi Partners LLC, in its capacity as information agent, nor Houlihan Lokey Capital, Inc., in its capacity as dealer manager, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Shares in the Offer. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your shares with your financial, tax or other advisors.

Following the completion or termination of the Offer, we may, from time to time, purchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until the Expiration Date, except pursuant to certain limited exceptions including as provided in Exchange Act Rule 14e-5.

Our affiliates and or the Company’s officers, directors, and affiliates have advised us that they do not intend to tender any shares in the Offer.

Certain Effects of the Offer; Plans for the Company After the Offer

Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration will retain an equity interest in the Company. These shareholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

Our affiliates and the Company’s officers, directors, managers and affiliates have advised us that they do not intend to tender any shares in the Offer. Accordingly, if the Offer is fully subscribed and we purchase an additional 575,000 Shares of Common Stock, the proportional holdings of our affiliates and the Company’s officers, directors, managers and affiliates will increase. In this case, we, Mr. Biglari, and all partners, members, affiliates and associates of us or Mr. Biglari would beneficially own, in the aggregate, 982,253 Shares of Common Stock or approximately 47.6% of the Company’s 2,065,608 outstanding Shares of Common Stock. These entities or individuals will therefore have a greater influence on certain matters voted on by shareholders.

Except as disclosed or incorporated by reference in this Offer to Purchase, including in Section 10, neither the Offeror nor Biglari Capital Corp., nor, to the best knowledge of the Offeror, the Company or the Company’s or its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) currently have any plans, proposals, or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend policy, or indebtedness or capitalization of the Company;

•	any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer, other than the continuous review of Board size and director qualifications in the ordinary course;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities exchange;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	any changes in the Company’s Articles of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of the Company; or

•	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of restricted stock granted to certain employees (including directors and officers) and the periodic grant of options to purchase Shares and of restricted stock, under the Company’s equity plans and programs to certain employees (including directors and officers).

We expect that from time to time there may be significant developments or transactions involving our portfolio companies (including the Company) or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of our holdings in such entities (including the Company) or acquisitions or sales of securities, assets or business operations by such entities.

We intend to review on a continuing basis our investment in the Common Stock and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Common Stock pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable law. Future purchases may be on the same terms or on terms that are more or less favorable to the Company’s shareholders than the terms of the Offer. Any possible future purchases will depend on many factors, including the results of the Offer, the market price of the Common Stock, our business and financial position, and general economic and market conditions. In addition, following the consummation of the Offer, we may also determine to dispose of our shares of Common Stock, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of the Company, the market for the Common Stock, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

Nothing in the Offer will preclude us or the Company from pursuing, developing, or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Furthermore, such events may result from circumstances outside of our control. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the value or market price of the Shares resulting from such potential future events. However, there can be no assurance that we will decide to undertake any such event in the future or such event will otherwise occur or be beneficial to the value or market price of the Shares.

Section 3.        Procedure for Tendering Shares.

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with your original stock certificate(s) and any other documents required by the Letter of Transmittal, to the Depositary in the enclosed envelope.

If you hold your Shares in a brokerage account or otherwise through a Custodian and you are not the holder of record on our books, you must contact your Custodian and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Shareholders holding their Shares through a Custodian must not deliver a Letter of Transmittal directly to the Depositary. The Custodian holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf.

You also may tender your Shares by complying with the guaranteed delivery procedures set forth below.

If you are a Custodian tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address in the Important Instructions and Information. If you are a DTC participant, you may tender Shares by following the procedures set forth under Book-Entry Delivery.

Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal and the Important Instructions and Information. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the shareholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 11:59 p.m., New York City Time, on the Expiration Date. You should allow sufficient time to ensure timely delivery.

Shareholders whose Shares are held through a Custodian must contact such nominee in order to tender Shares and are urged to consult such nominee as soon as possible if they wish to tender Shares.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•	the Letter of Transmittal is signed by all registered holders of the Shares tendered and the holder has not requested special delivery or special payment options; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution”, as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s ATOP procedures. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed

Letter of Transmittal, with any required signature guarantees, and any other required documents must, in any case, be transmitted to, and received by, the Depositary pursuant to the contact information set forth in the Important Instructions and Information prior to the Expiration Date.

Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed notice of guaranteed delivery (“Notice of Guaranteed Delivery”) substantially in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. (For these purposes a “trading day” is any day on which the NYSE is open for business.)

The Notice of Guaranteed Delivery may be delivered by overnight courier, transmitted by facsimile or sent by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares

If any Shares tendered by book-entry transfer at DTC are not purchased or are properly withdrawn before the Expiration Date, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder. The Letter of Transmittal with respect to such Shares not purchased will be of no force or effect.

U.S. Federal Backup Withholding

Under the U.S. federal backup withholding rules, unless an exemption applies, a portion of the gross proceeds payable to a tendering shareholder pursuant to the Offer must be withheld and remitted to the U.S. Internal Revenue Service (the “IRS”), unless the tendering shareholder provides certain information to the Paying Agent (as payor), certified under penalties of perjury. Any tendering U.S. shareholder (as defined in Section 12) who has not previously provided an IRS Form W-9 to the Paying Agent should complete and sign an IRS Form W-9, which may be obtained free of charge from the Paying Agent, so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the U.S. shareholder otherwise establishes to the satisfaction of the Paying Agent that the U.S. shareholder is not subject to such backup withholding. If a U.S. shareholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. shareholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding. In order for a non-U.S. shareholder (as defined in Section 12) to qualify as an exempt recipient, such non-U.S. shareholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to such non-U.S. shareholder’s exempt status.

Shareholders are urged to consult their tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 12.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Offeror’s determination. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Offeror waives similar defects or irregularities in the case of any other shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Offeror. The Offeror will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Offeror will give notice of any defects or irregularities in tenders, provided, however, that neither the Offeror nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. We strongly encourage shareholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Date to correct any defects or irregularities in the materials you provide to us.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others, may directly or indirectly, tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position” in a number of Shares or equivalent securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Section 4.        Withdrawal Rights.

Shareholders may withdraw Shares tendered at any time prior to 11:59 p.m., New York City Time, on the Expiration Date. We will not accept any Shares for payment prior to that time. Shareholders may also withdraw Shares tendered at any time on or after July 31, 2015, if their Shares have not been accepted for payment prior to that time.

For withdrawal to be effective, a Withdrawal Letter must be sent by mail or overnight courier service and timely received by the Depositary at the appropriate address set forth in the Important Instructions and Information. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner in which the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter.

Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 3.

The Offeror will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering shareholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Offeror, its affiliates or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

If you are a Custodian tendering shares of Common Stock on behalf of your client, for a withdrawal to be effective, the Depositary must receive (by regular mail or overnight courier) prior to the Expiration Date, a properly completed and duly executed notice of withdrawal pursuant to the contact information set forth in the Important Instructions and Information. If you tendered your client’s Shares using more than one Letter of Transmittal, you may withdraw such Shares using either separate notices of withdrawal or a combined notice of withdrawal specifying the Shares to be withdrawn. Shareholders who tendered their Shares to the Depositary through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Shareholders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Section 5.        Purchase of Shares; Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to 575,000 Shares (or such greater number of shares as we may elect to pay, subject to applicable law) properly tendered and not properly withdrawn. We may increase the number of Shares purchased in the Offer by no more than 2% of the outstanding shares of Common Stock without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Purchase Price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the

Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price regardless of any delay in making the payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6. Certificates for all Shares tendered and not purchased will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Section 6.        Certain Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is subject to the satisfaction of the following conditions (the “Offer Conditions”), which means the Offeror is not obligated to accept for payment or pay for any Shares that are validly tendered in the Offer unless:

•	all applicable consents or approvals required in connection with the Offer are obtained;

•	no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) imposes material limitations on the ability of the Offeror to effectively acquire, hold or exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by the Offeror pursuant to the Offer on all matters properly presented to the Company’s shareholders), (c) requires divestiture by the Offeror or any of its affiliates of any of the securities of the Company held by the Offeror or any of its affiliates or (d) otherwise has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or would reasonably be expected to result in a material diminution in the value of the Company common stock;

•	no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or result of operations of the Company that would reasonably be expected to be materially adverse to the Company;

•	no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect the trading in the Common Stock;

•	no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving the Company is made or proposed; and

•	the Company has not taken any actions or made any change in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of the Offeror.

The Offeror will pay for the entire purchase price of the Shares in cash. The Offer is not conditional upon any minimum number of Shares being tendered. The Offer can be extended pursuant to the terms of this Offer to Purchase.

The satisfaction or existence of any of the conditions to the Offer will be determined by the Offeror in its sole discretion. The foregoing conditions are for the sole benefit of the Offeror, may be asserted by the Offeror regardless of the circumstances giving rise to any such conditions (other than any action or omission to act by us), and, subject to the terms and conditions of applicable law, may be waived by the Offeror, in whole or in part, at any time and from time to time in its sole discretion until the Offer shall have expired or been terminated prior to expiration of the Offer. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated prior to expiration of the Offer.

Section 7.        Price Range of Shares; Dividends.

On September 12, 2014 and September 16, 2013, the Company completed offerings of transferable subscription rights, distributing one transferable subscription right (“Rights”) for each share of its common stock to shareholders. Every five Rights entitled a shareholder to subscribe for one share of common stock at a price of $250.00 and $265.00, respectively. Shareholders on the record date who fully exercised the Rights distributed to them were also entitled to subscribe for and purchase additional shares of common stock not purchased by other Rights holders through their basic subscription privileges. The offerings were oversubscribed and 344,261 and 286,767 new shares of common stock were issued, respectively. The Company received net proceeds of $85.9 million and $75.6 million from the offerings, respectively.

The Company’s Common Stock is listed for trading on the NYSE, trading under the symbol “BH”. As of June 3, 2015, there were 2,065,608 Shares issued and outstanding with a closing stock price of $369.69 per Share. The following table sets forth, for the periods indicated, the high and low prices per Share, as adjusted for the Rights offerings during the periods indicated.

	2015		2014		2013
	High	Low	High	Low	High	Low
First quarter	$440.00	$394.87	$460.28	$381.26	$328.74	$283.20
Second quarter (through and including June 3, 2015)	422.62	344.99	482.14	384.05	347.90	314.85
Third quarter	—	—	430.82	378.03	357.77	321.11
Fourth quarter	—	—	415.97	338.88	401.74	357.62

Tendering shareholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares. The trading price of the Company’s Shares on the NYSE may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

No dividends have been paid by the Company during the past two years. If you tender your Shares pursuant to the Offer, you will not be entitled to receive any cash distributions declared and payable, if any, after the Expiration Date, on any Shares which you tender and we accept. There can be no assurance that the Company will make any distributions in the future to shareholders who continue to own Shares following completion of the Offer.

Section 8.        Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be approximately $241.5 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares (resulting in a commensurate increase in the dollar amount by approximately $17.4 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $243.0 million. We will fund the aggregate purchase price of the Shares in the Offer and all related fees and expenses with cash on our balance sheet. See Section 9.

Section 9.        Information About Us and the Company.

Information About Us.

General. We are The Lion Fund II, L.P., a Delaware limited partnership. We commenced operations in July 2013 to provide investors with a professionally managed fund with the objective of achieving above-average, long-term growth of capital. In meeting this objective, we seek to find investments that our general partner believes offer exceptional value. Our limited partners are the Company, Steak n Shake Operations, Inc., a wholly owned subsidiary of the Company, and The Lion Fund, L.P. As of March 31, 2015, the Company’s limited partner interest in The Lion Fund II, L.P. was 92.7%, including a 22.7% limited partner interest held through Steak n Shake Operations, Inc. Our general partner is Biglari Capital Corp., whose Chairman, Chief Executive Officer and sole owner is Mr. Biglari, Chairman and Chief Executive Officer of the Company. Biglari Capital Corp. is also the general partner of The Lion Fund, L.P., and, as of March 31, 2015, the Company and its subsidiaries held a 58.7% limited partner interest in The Lion Fund, L.P. The Lion Fund, L.P. owns 365,726 shares of Common Stock, representing approximately 17.7% of the outstanding shares of Common Stock. The business address for each of The Lion Fund II, L.P., Biglari Capital Corp. and Mr. Biglari is 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. The business telephone number for each of The Lion Fund II, L.P., Biglari Capital Corp. and Mr. Biglari is (210) 344-3400.

Sardar Biglari. Sardar Biglari has served as Chairman of the board of directors, Chief Executive Officer and a director of the Company since 2010. Mr. Biglari was elected Chairman of the Board of the predecessor to the Company in June 2008 and appointed Chief Executive Officer in August 2008 following his election to its board of directors in March 2008. He has been Chairman, Chief Executive Officer and President of Steak n Shake since August 2008. He has also served as a director, since December 2005, Chairman, since March 2006, and Chief Executive Officer and President, since May 2007, of Western Sizzlin Corporation (“Western”), a diversified holding company, which was acquired by the Company in March 2010. In addition, Mr. Biglari has served as Chairman and Chief Executive Officer of Biglari Capital Corp. since its inception in 2000. Biglari Capital Corp. is the general partner of The Lion Fund, L.P. and The Lion Fund II, L.P., private investment funds. Mr. Biglari served as a director of CCA Industries, Inc., a manufacturer and marketer of health and beauty aids, from August 2011 to July 2014. CCA Industries, Inc. is headquartered at 200 Murray Hill Pkwy, East Rutherford, New Jersey 07073. Mr. Biglari is a citizen of the United States of America.

Investments by the Company in The Lion Fund II, L.P. During calendar years 2014 and 2013, the Company and its subsidiaries invested an aggregate $123.8 million and $368.8 million, respectively, in exchange for limited partner interests. As of March 31, 2015, the Company’s investments in The Lion Fund II, L.P. had a fair value of $694.2 million. On June 4, 2015 the Company invested $63.0 million in exchange for limited partner interests in the Offeror.

Securities Ownership. The following table shows the number of Shares beneficially owned (unless otherwise indicated) by (1) The Lion Fund II, L.P., (2) Biglari Capital Corp. and (3) Sardar Biglari, as of June 1, 2015 and pro forma after giving effect to the consummation of a fully subscribed Offer as if it had occurred immediately prior to June 1, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Issued and Outstanding Shares(1)	Pro Forma Amount and Nature of Beneficial Ownership(2)		Pro Forma Percent of Issued and Outstanding Shares(1)(2)
The Lion Fund II, L.P.	0		0%	575,000		27.8%
Biglari Capital Corp.	365,726	(3)	17.7%	940,726	(3)	45.5%
Sardar Biglari	405,707	(4)	19.6%	980,707	(4)	47.5%
Philip Cooley	7,475	(5)	*	7,475	(5)	*

*	Less than 1%
(1)	Calculated based on 2,065,608 Shares issued and outstanding as of June 3, 2015.
(2)	After giving effect to 575,000 Shares successfully tendered to the Offeror pursuant to the Offer.
(3)	Includes 365,726 shares owned directly by The Lion Fund, L.P.
(4)	Includes 31,019 shares owned directly by Sardar Biglari, 365,726 shares owned directly by The Lion Fund, L.P., 1,028 shares held under the Steak n Shake 401(k) Savings Plan, 459 shares held under the Steak n Shake Non-Qualified Savings Plan and 7,475 shares beneficially owned by Dr. Philip Cooley (“Dr. Cooley”). Sardar Biglari has the sole power to vote and dispose of the shares beneficially owned by the foregoing persons, other than the shares held under each of the Steak n Shake 401(k) Savings Plan and the Steak n Shake Non-Qualified Savings Plan and the shares beneficially owned by Dr. Cooley. Sardar Biglari has sole power to direct the voting of the shares held under each of the Steak n Shake 401(k) Savings Plan and the Steak n Shake Non-Qualified Savings Plan. Sardar Biglari shares with Dr. Cooley the power to vote and dispose of the shares beneficially owned by Dr. Cooley. Sardar Biglari disclaims beneficial ownership of the shares that he does not directly own.
(5)	Includes 814 shares owned by Dr. Cooley’s spouse. Dr. Cooley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Financial Information. The audited financial statements and notes thereto of The Lion Fund II, L.P., included in Amendment No. 2 on Form 10-K/A to the Company’s Annual Report for the fiscal year ended September 24, 2014, filed with the SEC on March 31, 2015, are incorporated by reference into this Offer to Purchase. In addition, set forth on Annex B to this Offer to Purchase is summary historical financial data as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and the period from July 1, 2013 (date operations commenced) to December 31, 2013, and as of March 31, 2015 and for the quarter ended March 31, 2015.

Information About the Company

Biglari Holdings Inc. is an Indiana corporation with its principal executive offices located at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. The telephone number for the Company is (210) 344-3400.

The Company’s Shares currently trade on the NYSE under the symbol “BH”. The Company is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. The Company is led by Sardar Biglari, Chairman and Chief Executive Officer of Biglari Holdings Inc. and its major operating subsidiaries. The Company’s long-term objective is to maximize per-share intrinsic value. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

The Company’s restaurant operations’ activities are conducted through two restaurant concepts operated by subsidiaries, Steak n Shake and Western. As of March 31, 2015, Steak n Shake operated 417 company-owned restaurants and 129 franchised units and Western operated four company-owned restaurants and 67 franchised units. The Company’s insurance business is composed of First Guard Insurance Company and its agency, 1st Guard Corporation (collectively “First Guard”), which the Company acquired on March 19, 2014. First Guard is a direct underwriter of commercial trucking insurance, selling physical damage and nontrucking liability insurance to truckers. The Company’s media business is composed of Maxim. The Company acquired certain assets and liabilities of Maxim on February 27, 2014. Maxim’s business lies principally in media and licensing.

The Company is subject to the informational filing requirements of the Exchange Act and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and executive officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of these persons in transactions with us is required to be disclosed in SEC filings, including proxy statements distributed to the Company’s shareholders.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC, including the Schedule TO for the Offer and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Although the Offeror has no knowledge that any such information is untrue, the Offeror takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates (other than the Offeror) or for any failure by the Company to disclose any events that may have occurred or may affect the significance or accuracy of any such information.

Additional Information

Except as set forth below, neither the Offeror, Biglari Capital Corp. nor Mr. Biglari has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

On September 25, 2012, the Company issued a press release regarding a settlement it had reached with the Federal Trade Commission (the “FTC”) relating to its purchase of certain shares of common stock of Cracker Barrel Old Country Store, Inc. (the “Cracker Barrel Shares”) on June 8, 9, 10, and 13 of 2011. All purchases of Cracker Barrel Shares by the Company had been fully and promptly disclosed in the marketplace. Although there was no conversation between the Company and Cracker Barrel before the Company’s Schedule 13D filing of June 13, 2011, the FTC nevertheless alleged that a Hart-Scott-Rodino (“HSR”) filing should have occurred. To avoid the unnecessary legal expense caused by the FTC process, the Company settled for $850,000. There was no intentionality behind failing to file a HSR notice; it was an inadvertent error of not filing the HSR notice in a timely manner. When the HSR notice was filed, the FTC granted permission for the Company to purchase additional Shares.

Although separate from the Offeror, The Lion Fund, L.P. and the Offeror have a common general partner, Biglari Capital Corp. On December 17, 2014, The Lion Fund, L.P. entered into a Rule 10b5-1 Trading Plan (the “Purchase Plan”) pursuant to Rule 10b5-1under the Exchange Act. Under the Purchase Plan, a broker dealer made periodic purchases of an aggregate of 62,000 Shares on behalf of The Lion Fund, L.P. at prevailing market prices, subject to the terms of the Purchase Plan. Purchases of Shares by The Lion Fund, L.P. pursuant to the

Purchase Plan are included in Annex A hereto, which sets forth all transactions effected during the 60 days prior to this Offer by the Company or any of its subsidiaries or, to the best of the Offeror’s knowledge, by any executive officer, director or affiliate of the Company.

Except as set forth on Annex A hereto and elsewhere in this Offer to Purchase, (i) neither the Offeror, Biglari Capital Corp. nor Sardar Biglari has a right to acquire any Shares or any other equity securities of the Company, and (ii) during the 60 days prior to the date of this Offer to Purchase, neither the Offeror, Biglari Capital Corp. nor Sardar Biglari has effected any transaction in the Shares or any other equity securities of the Company.

Except as set forth elsewhere in this Offer to Purchase, (i) neither the Offeror, Biglari Capital Corp. nor Sardar Biglari has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Offeror, Biglari Capital Corp. or Sardar Biglari, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Offeror, Biglari Capital Corp., or Sardar Biglari, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

Section 10.        Plans and Proposals.

On June 3, 2015, the Company’s board of directors adopted and approved the following amendments to the Company’s Restated By-Laws (the “By-Laws”), which could impede the acquisition of control of the Company:

•	Article III of the By-Laws was amended to establish an orderly process for shareholders seeking to take action or nominate directors, as well as to elicit information relevant to the Company’s and shareholders’ evaluation of the proposed action or nominations. These amendments include processes for shareholders to propose business or nominations to be considered at an annual meeting of shareholders.

•	Pursuant to Ind. Code § 23-1-42-5, Article IX, Section 2 of the By-Laws was added to provide that the provisions of the Indiana Control Share Acquisitions Statute, Ind. Code § 23-1-42-1, et. Seq., do not apply to the Company. The Indiana Control Share Acquisitions Statute limits voting rights for shares acquired in excess of statutory thresholds, unless the acquisition of the excess shares is approved by the issuer’s disinterested shareholders or the board of directors amended the issuer’s articles or bylaws to opt-out of the statute’s provisions prior to the acquisition of such excess shares. Opting out of the Indiana Control Share Acquisition Statute would allow the Offeror and its affiliates to vote the Shares it acquires pursuant to the Offer.

•

Article IX of the By-Laws was amended to add a forum selection provision. Pursuant to the forum selection provision, unless the Company consents in writing to the selection of an alternative forum, the Circuit or Superior Courts located in Hamilton County, Indiana (or, if such courts do not have jurisdiction, the United Stated District Court for the Southern District of Indiana or other state courts of Indiana) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought by or in the name of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or affiliate of the Company to the Company or to the Company’s shareholders; (c) any action arising pursuant to any provision of the Indiana Business Corporation Law or the Company’s Articles of Incorporation or the By-Laws (each as may be amended from time to time); or (d) any action asserting a claim against the Company governed by the internal affairs doctrine. Furthermore, the forum selection provides that, if any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located in the State of Indiana (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) personal jurisdiction of the state and federal courts located within the State of Indiana in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”).

Section 11.        Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 6 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition and performance. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 6.

Section 12.        Certain Federal Income Tax Consequences.

The following is a general discussion of certain U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences. You are encouraged to consult your tax advisor for a complete description of the federal, state, local and non-U.S. tax consequences to you of tendering Shares pursuant to the Offer.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, current administrative interpretations of the IRS and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This discussion does not address all U.S. federal income tax considerations relevant to a shareholder’s particular circumstances and applies only if the shareholder holds Shares as a “capital asset” (generally, property held for investment). Special tax rules, not discussed below, may apply to you if you are (including, without limitation): (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity (or an investor therein), (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a real estate investment trust, (vi) an insurance company or a tax-exempt organization, (vii) subject to the alternative minimum tax or unearned income Medicare contribution tax, (viii) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (ix) a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar, or (x) an investor (or a prospective investor) in the Offeror.

This discussion is for general information purposes only and is not tax advice.

For purposes of this discussion, a “U.S. Holder” is a holder or beneficial owner of Shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if either (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a holder or beneficial owner of Shares that is neither a U.S. shareholder nor an entity treated as a partnership for U.S. federal income tax purposes.

If any entity that is treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you are encouraged to consult your tax advisor regarding the tax consequences of tendering the Shares pursuant to the Offer held by the partnership.

SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OF THE OFFER.

U.S. Federal Income Tax Treatment of U.S. Holders

Sale of Shares Pursuant to the Offer. The sale of Shares pursuant to the Offer (the “Sale”) is expected to be characterized as a sale or other disposition of the Shares by the tendering U.S. Holder for U.S. federal income tax purposes. Subject to discussions below under “—Alternative Characterization,” upon a sale of Shares pursuant to the Offer (the “Sale”), a U.S. Holder is expected to generally recognize capital gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer. A U.S. Holder’s adjusted tax basis in a Share should generally be the cost of such Share to such U.S. Holder. Capital gain or loss recognized upon the sale of Shares pursuant to the Offer generally should be long-term capital gain or loss if, at the time of sale, the U.S. Holder has held the Shares for more than one year. Long-term capital gains of certain U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Alternative Characterization. It may be possible that the Sale could be characterized as the Company’s redemption of its common stock. If the Sale were so characterized, a U.S. Holder’s tax consequences would generally depend on whether or not the U.S. Holder satisfies the requirements set forth in Section 302(b) of the Code (the “Section 302(b) Requirement”). If the U.S. Holder satisfies the Section 302(b) Requirement, the Sale would generally be treated as a sale or other disposition of the Shares by the U.S. Holder, and the U.S. Holder would be subject to tax in the manner described above in “—Sale of Shares Pursuant to Offer.” If, however, the Section 302(b) Requirement is not satisfied, the U.S. Holder would generally be treated as having received a distribution by the Company with respect to the Shares tendered in an amount equal to the cash received by such holder pursuant to the Sale. While it is not entirely free from doubt, such distribution would generally be treated as a dividend to the extent of such holder’s pro rata share of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of the Company’s current or accumulated earnings and profits would be treated first as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Shares, and then as gain from the sale or exchange of the Shares. U.S. Holders are encouraged to consult their own tax advisors regarding whether the Sale should properly be characterized as a sale or other disposition of the Shares or a redemption of Shares, and, if the Sale should properly be characterized as a redemption of Shares, whether the cash received pursuant to the Offer should be treated as proceeds from a sale or exchange of the Shares or as a distribution with respect to the Shares.

Information Reporting and Backup Withholding. Information reporting requirements will generally apply to the gross proceeds or distributions payable to a U.S. Holder pursuant to the Offer. Absent an applicable exemption, backup withholding will generally apply to such payments unless the U.S. Holder provides its correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 and otherwise complies with the applicable backup withholding rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Sale of Shares Pursuant to the Offer. The sale of Shares pursuant to the Offer (the “Sale”) is expected to be characterized as a sale or other disposition of the Shares by the tendering Non-U.S. Holder for U.S. federal income tax purposes. Assuming the Sale is so treated, gain realized by a non-U.S. Holder in connection with the sale of Shares pursuant to the Offer generally will not be subject to U.S. federal income or withholding tax, unless: the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Shares and certain other conditions are met; or the Company is, or has been, a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of such sale and (2) such non-U.S. Holder’s holding period with respect to such Shares, and certain other conditions are met. The Company believes that it has not been a U.S. real property holding corporation at any time during the last five years.

Subject to the possibility of the 30% withholding tax described below in “—Alternative Characterization Withholding Tax,” and “—Foreign Account Tax Compliance Act (“FATCA”) Withholding,” gross proceeds or cash received by a Non-U.S. Holder pursuant to the Offer should generally not be subject to U.S. federal withholding tax so long as the Non-U.S. Holder delivers to the Offeror (or Computershare) a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form), before any payment is made.

Alternative Characterization; Withholding Tax. It is possible that the Sale should properly be characterized as the Company’s redemption of its common stock. If the Sale were so characterized, the U.S. federal income or withholding tax consequences to a tendering Non-U.S. Holder would generally be depend on whether the Section 302(b) Requirement, as defined above, is satisfied. If the Section 302(b) Requirement is satisfied (and therefore the Sale should be treated as a sale or exchange of Shares for U.S. federal income tax purposes), a Non-U.S. Holder would be subject to U.S. federal income or withholding tax, if any, in the manner described above in “—Sale of Shares Pursuant to Offer.” However, if a Non-U.S. Holder does not satisfy the Section 302(b) Requirement, the full amount received by the Non-U.S. Holder with respect to the Sale will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as gain from the sale of shares would be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.”

If the Sale were characterized as a redemption of Shares, the Offeror (or Computershare) may be required to withhold 30% of the gross proceeds paid in connection with the Sale unless the Non-U.S. Holder delivers to the Offeror (or Computershare), prior to the time of the payment, a duly prepared and executed appropriate IRS Form W-8 upon which the Offeror (or Computershare) may reasonably rely (pursuant to applicable Treasury Regulations) to treat the Non-U.S. Holder as not subject to or otherwise entitled to an exemption (either full or partial) from such withholding tax. Such withholding may occur without regard to whether the Sale should be treated as a “sale or other disposition” of Shares or as the Company’s redemption of Shares, and without regard to whether the Non-U.S. Holder satisfies the Section 302(b) Requirement.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if (i) the Sale is properly classified as a sale or other disposition of the Shares, (ii) the Non-U.S. Holder satisfies the Section 302(b) Requirement, or (iii) the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-U.S. HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR CONCERNING U.S. FEDERAL INCOME OR WITHHOLDING TAX CONSEQUENCES OF THE SALE OF THE SHARES PURSUANT TO THE OFFER, INCLUDING THEIR ABILITY TO OBTAIN A REFUND OF ANY TAX WITHHELD AND THE PROCEDURAL REQUIREMENTS TO PROCURE A REFUND.

Information Reporting and Backup Withholding. Absent an applicable exemption, information reporting requirements and backup withholding will generally apply to the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer, unless the Non-U.S. Holder certifies as to its non-U.S. status on an applicable IRS Form W-8 and otherwise complies with the applicable information reporting and backup withholding rules. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”) Withholding. Under FATCA, certain payments of U.S. source interest, dividends, and other fixed or determinable annual or periodical gains, profits and income, as well as gross proceeds paid on or after January 1, 2017 from the sale or disposition of property of a type that can produce U.S. source dividends or interest, which are made to a “foreign financial institution” (“FFI”) may be subject to a 30% withholding tax, if the FFI does not, among other things, comply, under an agreement with the Secretary of the U.S. Treasury or his/her delegate or the terms of an applicable intergovernmental agreement, with prescribed due diligence requirements necessary to determine which of its accounts are held by specified United States persons or United States owned foreign entities (such accounts, “United States accounts”), and prescribed reporting requirements in respect of its United States accounts. In addition, FATCA imposes a 30% withholding tax on certain payments to any “non-financial foreign entity” that fails to furnish certain information regarding each U.S. person that directly or indirectly owns more than 10% of the ownership interests in such non-financial foreign entity.

Because the Offeror (or Computershare) may not be able to determine whether the amounts paid to tendering shareholders should be treated as gross proceeds from a sale or exchange or as a dividend, FATCA withholding tax may apply to the entire payment. A shareholder may generally avoid FATCA withholding tax by furnishing an appropriate W-8 and certifying thereon that it complies with FATCA, or is otherwise exempt from the 30% withholding tax. The scope of the applicable provisions of FATCA is not entirely clear and shareholders are encouraged to consult their tax advisor regarding withholding taxes imposed under FATCA. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Section 13.        Extensions of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension, subject to applicable law. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares as described herein.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 14e-1(c), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Purchase Price or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PRNewswire.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by the applicable rules and related releases and interpretations of the SEC, which provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the number of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding shares of Common Stock, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, then in each case the Offer will be extended until the expiration of the period of at least ten business days from and, including, such date.

If we increase the number of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding shares of Common Stock, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

Section 14.        Fees and Expenses.

We have retained Houlihan Lokey LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Houlihan Lokey Capital, Inc. may communicate with brokers, dealers, trust companies and similar entities with respect to the Offer. Houlihan Lokey Capital, Inc. will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Houlihan Lokey Capital, Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Houlihan Lokey Capital, Inc. against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Houlihan Lokey Capital, Inc. and its affiliates have provided various investment banking and other services to the Offeror and/or the Company in the past, for which they have received customary compensation. We expect Houlihan Lokey Capital, Inc. and its affiliates to continue to render various investment banking and other services, for which they would expect to continue to receive customary compensation from us. In addition, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Houlihan Lokey Capital, Inc. and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained Okapi Partners LLC to act as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Okapi Partners LLC, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have also retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Computershare Trust Company, N.A. also acts as the Company’s transfer agent.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent, the Dealer Manager or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

Section 15.        Material Agreements.

The Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 1, 2013, by and between the Company and Sardar Biglari, Chairman and CEO of the Company, the Shared Services Agreement (the “Shared Services Agreement”), dated as of July 1, 2013, by and between the Company and Biglari Capital Corp., the First Amendment (the “Incentive Agreement Amendment”), dated as of July 1, 2013, to the Amended and Restated Incentive Bonus Agreement, dated as of September 28, 2010 (together with the Incentive Agreement Amendment, the “Incentive Agreement”), by and between the Company and Sardar Biglari, the Trademark License Agreement (the “License Agreement”), dated as of January 11, 2013, by and between the Company and Sardar Biglari, and the Trademark Sublicense Agreement (the “Trademark Sublicense Agreement”), dated as of May 14, 2013, by and among the Company, Steak n Shake, LLC and Steak n Shake Enterprises, Inc., as well as the following summaries of such agreements, have been included to provide investors and shareholders with information regarding the terms of each agreement. They are not intended to provide any other factual information about the Offeror or the Company. The representations, warranties and covenants contained in each agreement were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in each agreement and described in the following summaries, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters of fact. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC.

The following summaries of the agreements are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 9. For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

On July 1, 2013, the Company entered into the following agreements with Sardar Biglari, its Chairman and CEO: (i) a Stock Purchase Agreement for the sale of Biglari Capital Corp. to Sardar Biglari; (ii) a Shared Services Agreement with Biglari Capital Corp., and (iii) the Incentive Agreement Amendment. The transactions contemplated thereby were unanimously approved by the Governance, Compensation and Nominating Committee of the Company’s board of directors (the “Committee”), which retained separate counsel, tax/accounting advisors, an independent compensation consultant, and a financial advisor to assist the Committee in the structuring, evaluation, and negotiation of such transactions.

Stock Purchase Agreement

On July 1, 2013, the Company sold all the outstanding shares of Biglari Capital Corp. to Sardar Biglari, Chairman and CEO of the Company, pursuant to the Stock Purchase Agreement for a purchase price of $1.7 million in cash (the “Biglari Capital Transaction”). The Stock Purchase Agreement contains customary representations, warranties and indemnities. Prior to the execution and delivery of the Stock Purchase Agreement, Biglari Capital Corp. distributed to the Company substantially all of Biglari Capital Corp.’s partnership interests in The Lion Fund, L.P. (including, without limitation, Biglari Capital Corp.’s adjusted capital balance in its capacity as general partner of The Lion Fund, L.P., which totaled approximately $5.7 million). Biglari Capital Corp. thus retained solely a general partner interest in each of The Lion Fund, L.P. and the Offeror at the time of the Biglari Capital Transaction. In addition, the Company invested securities owned by it in The Lion Fund, L.P. and the Offeror in exchange for limited partner interests in each of these investment partnerships. The Company maintains an interest in the invested securities through its limited partner interests in The Lion Fund, L.P. and the Offeror. The Stock Purchase Agreement was unanimously approved by the Committee.

Shared Services Agreement

In connection with the Biglari Capital Transaction, on July 1, 2013, the Company and Biglari Capital Corp. entered into the Shared Services Agreement pursuant to which the Company provides certain services to Biglari Capital Corp., including use of space as the Company’s corporate headquarters, in exchange for a 6% hurdle rate for the Company and its subsidiaries (as compared to a 5% hurdle rate for all other limited partners) in order to determine the incentive reallocation to Biglari Capital Corp., as general partner of The Lion Fund, L.P. and the Offeror, under their respective partnership agreements. The incentive reallocation to Biglari Capital Corp. is equal to 25% of the net profits allocated to the limited partners in excess of their applicable hurdle rate over the previous high-water mark. The Shared Services Agreement runs for an initial five-year term, and automatically renews for successive five-year periods, unless terminated by either party effective at the end of the initial or the renewed term, as applicable. The term of the Shared Services Agreement coincides with the lock-up period for the Company’s investments in The Lion Fund, L.P. and the Offeror under their respective partnership agreements. During the Company’s transition period from September 25, 2014 to December 31, 2014 and fiscal years 2014 and 2013, the Company provided services for Biglari Capital Corp. under the Shared Services Agreement costing an aggregate of $44,000, $1.6 million and $101,000, respectively. The Shared Services Agreement was unanimously approved by the Committee.

Incentive Agreement

The Company initially entered into the Incentive Agreement with Sardar Biglari on April 30, 2010, and it was amended and restated on September 28, 2010. In connection with the Biglari Capital Transaction, the Company and Sardar Biglari entered into the Incentive Agreement Amendment on July 1, 2013. The Incentive Agreement and the Incentive Agreement Amendment were unanimously approved by the Committee.

The Incentive Agreement establishes a performance-based annual incentive payment for Sardar Biglari contingent upon the growth in adjusted book value in each fiscal year attributable to the Company’s operating businesses. In order for Sardar Biglari to receive any incentive, the Company’s operating businesses must achieve annual adjusted book value growth in excess of 6% (the “Hurdle Rate”) above the previous highest level of book value (the “High Water Mark”). Sardar Biglari will receive 25% of any incremental book value created above the High Water Mark plus the Hurdle Rate (collectively, the “Measuring Point”). In any fiscal year in which book value declines, the Company’s operating businesses must completely recover their deficit from the previous High Water Mark, along with attaining the Hurdle Rate, before Sardar Biglari becomes eligible to receive any further incentive payment. The Incentive Agreement limits Sardar Biglari’s incentive compensation to $10 million in any one-year performance period.

The Incentive Agreement provides that Sardar Biglari will use an amount equal to at least 30% of his annual pre-tax incentive compensation to purchase Shares on the open market within 120 calendar days of his receipt of such payment, subject to restrictions under the Company’s insider trading policy. This requirement represents approximately 50% of his after-tax incentive compensation. Sardar Biglari is then required to hold such shares for a minimum of three years from the date of purchase, subject to the terms of the Incentive Agreement.

The Incentive Agreement continues in effect during Sardar Biglari’s service as CEO of the Company, but does not alter his at-will employment arrangement with the Company. If there is a change in control of the Company, Sardar Biglari is terminated by the Company without “cause” or Sardar Biglari resigns for “good reason,” Sardar Biglari will be entitled to receive a severance payment equal to 2.99x his average annual cash compensation (consisting of his base salary and incentive compensation), determined from the date of the Incentive Agreement, subject to reduction to the extent necessary so that no portion of the severance payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. For purposes of the Incentive Agreement, a “change in control” includes the consummation of a merger of the Company in which the Company’s shareholders do not own, directly or indirectly, at least 50% of the voting power of the surviving entity, a sale of all or substantially all of the Company’s assets, the replacement of a majority of the Company’s board of directors over a two-year period with directors who have not been approved by the Company’s board of directors, or a transaction as a result of which any person, other than Sardar Biglari or his affiliates, becomes the beneficial owner of at least 50% of the voting power of the Company’s securities.

The Company and Sardar Biglari entered into the Incentive Agreement Amendment to reflect and give effect to the Biglari Capital Transaction and to more closely tie Sardar Biglari’s incentive compensation to the Company’s operating earnings, while excluding unrealized gains and earnings on investments held by outside investment partnerships from the calculation of his incentive bonus. The Incentive Agreement Amendment:

•	With respect to the Company’s fiscal year ending September 25, 2013 (“fiscal 2013”) only, provides for Sardar Biglari’s incentive compensation to be calculated by reference to the periods (i) from the beginning of fiscal 2013 to the closing of the Biglari Capital Transaction and (ii) from the closing of the Biglari Capital Transaction to the end of fiscal 2013.

•	Excludes from the calculation of the Company’s adjusted book value, and therefore from the calculation of Sardar Biglari’s incentive compensation, commencing with the period after the closing of the Biglari Capital Transaction, any realized or unrealized gains or losses, earnings and all other amounts attributable to any investments by the Company and its subsidiaries in “Outside Investment Partnerships,” defined as investment partnerships (or the equivalent) in which the Company or a subsidiary is a limited partner (or the equivalent) and Sardar Biglari or his affiliate (other than the Company or a subsidiary) is the general partner (or the equivalent). As a result of the Biglari Capital Transaction, The Lion Fund, L.P. and the Offeror constitute Outside Investment Partnerships and all amounts attributable to their investments in securities (including the securities invested by the Company) are excluded from the calculation of Sardar Biglari’s incentive compensation.

•	Provides for the High Water Mark in the Incentive Bonus Agreement to be adjusted to give effect to the Biglari Capital Transaction, commencing with the period after the closing of the Biglari Capital

Transaction. The calculation of the High Water Mark thus excludes (a) the Company’s and its subsidiaries’ investments in Outside Investment Partnerships, (b) gains/losses (realized or unrealized) and earnings on the securities invested in the Outside Investment Partnerships, prior to their date of investment, as well as the aggregate cost to acquire such securities, and (c) any other items on the Company’s consolidated balance sheet related to consolidated affiliated partnerships.

License Agreement

On January 11, 2013, the Company entered into the License Agreement with Sardar Biglari. The License Agreement was unanimously approved by the Committee. In addition, the license under the License Agreement is provided on a royalty-free basis in the absence of specified extraordinary events described below. Accordingly, the Company and its subsidiaries have paid no royalties to Sardar Biglari under the License Agreement since its inception.

Under the License Agreement, Sardar Biglari granted to the Company an exclusive license to use the Biglari and Biglari Holdings Inc. names (the “Licensed Marks”) in association with various products and services (collectively, the “Products and Services”). Upon (a) the expiration of 20 years from the date of the License Agreement (subject to extension as provided in the License Agreement), (b) Sardar Biglari’s death, (c) the termination of Sardar Biglari’s employment by the Company for Cause (as defined in the License Agreement), or (d) Sardar Biglari’s resignation from his employment with the Company absent an Involuntary Termination Event (as defined in the License Agreement), the Licensed Marks for the Products and Services will transfer from Sardar Biglari to the Company, without any compensation, if the Company is continuing to use the Licensed Marks in the ordinary course of its business. Otherwise, the rights will revert to Sardar Biglari.

If (i) a Change of Control (as defined in the License Agreement) of the Company; (ii) the termination of Sardar Biglari’s employment by the Company without Cause; or (iii) Sardar Biglari’s resignation from his employment with the Company due to an Involuntary Termination Event (each, a “Triggering Event”) were to occur, Sardar Biglari would be entitled to receive a 2.5% royalty on “Revenues” with respect to the “Royalty Period.” The royalty payment to Sardar Biglari would not apply to all revenues received by the Company and its subsidiaries nor would it apply retrospectively (i.e., to revenues received with respect to the period prior to the Triggering Event). The royalty would apply to revenues recorded by the Company on an accrual basis under GAAP, solely with respect to the defined period of time after the Triggering Event equal to the Royalty Period, from a covered Product, Service or business that (1) has used the Biglari Holdings or Biglari name at any time during the term of the License Agreement, whether prior to or after a Triggering Event, or (2) the Company has specifically identified, prior to a Triggering Event, will use the name Biglari or Biglari Holdings.

For purposes of the License Agreement, a “change of control” includes the consummation of a merger of the Company in which the Company’s shareholders do not own, directly or indirectly, at least 50% of the voting power of the surviving entity, a sale of all or substantially all of the Company’s assets, the replacement of a majority of the Company’s board of directors over a two-year period with directors who have not been approved by the Board, or a transaction as a result of which any person, other than Sardar Biglari or his affiliates, becomes the beneficial owner of at least 50% of the voting power of the Company’s securities.

For purposes of the License Agreement, “Revenues” means all revenues received, on an accrual basis under GAAP, by the Company, its subsidiaries and affiliates from the following: (1) all Products and Services covered by the License Agreement bearing or associated with the names Biglari and Biglari Holdings at any time (whether prior to or after a Triggering Event). This category would include, without limitation, the use of Biglari or Biglari Holdings in the public name of a business providing any covered Product or Service; and (2) all covered Products, Services and businesses that the Company has specifically identified, prior to a Triggering Event, will bear, use or be associated with the name Biglari or Biglari Holdings.

On May 14, 2013, the Company, Steak n Shake, LLC and Steak n Shake Enterprises, Inc. entered into a trademark sublicense agreement (the “Trademark Sublicense Agreement”) in connection with the association of the Biglari name and mark with all of Steak n Shake’s restaurants (including Company-operated and franchised locations), products and brands. Accordingly, revenues received by the Company, its subsidiaries and affiliates from Steak n Shake’s restaurants, products and brands would be included within the definition of Revenues for purposes of the License Agreement. The Trademark Sublicense Agreement was unanimously approved by the Committee.

The “Royalty Period” is a defined period of time, after the Triggering Event, calculated as follows: (i) if, following three months after a Triggering Event, the Company or any of its subsidiaries or affiliates continues to use the Biglari or Biglari Holdings name in connection with any covered product or service, or continues to use Biglari as part of its corporate or public company name, then the “Royalty Period” will equal (a) the period of time during which the Company or any of its subsidiaries or affiliates continues any such use, plus (b) a period of time after the Company, its subsidiaries and affiliates have ceased all uses of the names Biglari and Biglari Holdings equal to the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two years after the Triggering Event, the Royalty Period will equal a total of ten years (the sum of two years after the Triggering Event during which the Biglari and Biglari Holdings names are being used, plus a period of time equal to the five years prior to the Triggering Event, plus three years); or (ii) if the Company, its subsidiaries and affiliates cease all uses of the Biglari and Biglari Holdings names within three months after a Triggering Event, then the “Royalty Period” will equal the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two months after the Triggering Event, the Royalty Period will equal a total of eight years (the sum of the period of time equal to the five years prior to the Triggering Event, plus three years). Notwithstanding the above methods of determining the Royalty Period, the minimum Royalty Period is five years after a Triggering Event.

Investments by the Company in The Lion Fund, L.P. and the Offeror

During calendar years 2014 and 2013, the Company and is subsidiaries invested $123.8 million and $368.8 million, respectively, in exchange for limited partner interest in the Offeror. As of March 31, 2015 the fair value of the Company’s investment in the Offeror was $694.2 million. During calendar years 2014 and 2013, the Company and is subsidiaries invested $41.8 million and $7.3 million, respectively, in exchange for limited partner interest in The Lion Fund, L.P. As of March 31, 2015, the fair value of the Company’s investment in The Lion Fund, L.P. was $112.8 million. On June 4, 2015 the Company invested $63.0 million in exchange for limited partner interests in the Offeror.

The Company’s investment in The Lion Fund, L.P. and the Offeror is committed according to a rolling 5-year basis. All withdrawals of investments made by the Company and its subsidiaries will be paid over a 24 month period.

As the general partner of both the Lion Fund, L.P. and the Lion Fund II, L.P, Biglari Capital Corp., on December 31 of each year, earns an incentive reallocation for the Company’s investments equal to 25% of the net profits allocated to the Company above an annual Hurdle Rate of 6% over the previous high-water mark. Based on the Company’s $166.2 million of earnings from the investment partnerships for calendar year 2014, the total incentive reallocation from the Company to Biglari Capital Corp. for calendar year 2014 was $34.4 million. Based on the Company’s $74.5 million of earnings from the investment partnerships for calendar year 2013, the total incentive reallocation from the Company to Biglari Capital Corp. for calendar year 2013 was $14.7 million.

Amended and Restated Partnership Agreement

Effective June 3, 2015, Biglari Capital Corp. and each of the limited partners of The Lion Fund II, L.P. amended the Partnership Agreement of The Lion Fund II, L.P. (the “Amendment”). The Amendment provides for the establishment of an advisory committee (the “Advisory Committee”), consisting of limited partners selected by Biglari Capital Corp.

Once established, the Advisory Committee will provide counsel in connection with the The Lion Fund II, L.P.’s potential conflicts of interest and other partnership matters, as requested by Biglari Capital Corp. in its sole discretion. Such responsibilities may include consents required under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), including any consent, approval or waiver required under Section 206(3) of the Advisers Act and any consent or waiver with respect to a transaction that would result in an “assignment” within the meaning of the Advisers Act. Any approval of the Advisory Committee sought by Biglari Capital Corp. will constitute the consent of all limited partners and will be binding upon The Lion Fund II, L.P. and each limited partner.

Section 16.        Miscellaneous.

We are not aware of any state or other jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any state or other jurisdiction where the making of the Offer is not in compliance with the laws of such state or other jurisdiction, we will make a good faith effort to comply with the applicable law of such state or other jurisdiction. If, after good faith effort, we cannot comply with the applicable law of such state or other jurisdiction, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares residing in that state or other jurisdiction. In any state or other jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such state or other jurisdiction.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. If given or made, you should not rely on that information or representation as having been authorized by us or our general partner, any member of the Board of Directors of the Company, the Dealer Manager, the Depositary or the Information Agent.

NEITHER WE NOR OUR GENERAL PARTNER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, OUR GENERAL PARTNER, THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

June 4, 2015	THE LION FUND II, L.P.

ANNEX A

Recent Transactions by Biglari Holdings Inc. and Directors, Executive Officers,

Affiliates and Subsidiaries of Biglari Holdings Inc.

Name	Date of Transaction	Nature of Transaction	No. of Shares/Options	Share Price/Strike Price	Transaction Type
AFFILIATES
The Lion Fund, L.P.	04/10/15	Acquisition	1,700	$414.09	Purchase of stock pursuant to a 10b5-1 trading plan entered into by The Lion Fund L.P. on December 17, 2014 (the “Rule 10b5-1 Trading Plan”)
The Lion Fund, L.P.	04/13/15	Acquisition	1,472	$413.55	Purchase of stock pursuant to the Rule 10b5-1 Trading Plan
The Lion Fund, L.P.	04/14/15	Acquisition	1,736	$414.17	Purchase of stock pursuant to the Rule 10b5-1 Trading Plan
The Lion Fund, L.P.	04/15/15	Acquisition	1,900	$413.89	Purchase of stock pursuant to the Rule 10b5-1 Trading Plan
The Lion Fund, L.P.	04/16/15	Acquisition	1,714	$414.40	Purchase of stock pursuant to the Rule 10b5-1 Trading Plan
The Lion Fund, L.P.	04/17/15	Acquisition	1,789	$412.93	Purchase of stock pursuant to the Rule 10b5-1 Trading Plan
The Lion Fund, L.P.	04/20/15	Acquisition	1,215	$411.32	Purchase of stock pursuant to the Rule 10b5-1 Trading Plan

OFFICERS
None.

DIRECTORS
None.

ANNEX B

Summary Financial Data

Summarized unaudited financial information for The Lion Fund II, L.P. as of March 31, 2015 and for the quarter ended March 31, 2015 is presented below.

Current and total assets as of March 31, 2015	$911,423
Current and total liabilities as of March 31, 2015	$162,651
Revenue for the first quarter ending March 31, 2015	$29,883
Earnings for the first quarter ending March 31, 2015	$29,472
Biglari Holdings’ Ownership Interest	92.7%

The following summary financial data as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and the period from July 1, 2013 (date operations commenced) to December 31, 2013 is derived from the audited consolidated financial statements and notes thereto of The Lion Fund II, L.P.

STATEMENT OF ASSETS AND LIABILITIES

AS OF DECEMBER 31, 2014 AND 2013

	December 31, 2014	December 31, 2013
ASSETS:
Investments in securities — at fair value	$683,828,584	$436,163,822
Cash	35,515,384	2,433

Total assets	$719,343,968	$436,166,255

LIABILITIES:
Accounts payable	$43,722	$24,500

PARTNERS’ CAPITAL	$719,300,246	$436,141,755

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2014 AND 2013

AS OF DECEMBER 31, 2014	Shares	Amount

INVESTMENTS IN COMMON STOCK AT FAIR VALUE:
United States:
Restaurant:
Cracker Barrel Old Country Store, Inc. (92.7%)	4,737,794	$666,891,883
Other		16,936,701

TOTAL SECURITIES OWNED (cost $477,534,057) (95.1%)		$683,828,584

Percentages shown are computed based on the classification value compared to partners’ capital at December 31, 2014.

AS OF DECEMBER 31, 2013	Shares	Amount
INVESTMENTS IN COMMON STOCK AT FAIR VALUE:
United States:
Restaurant:
Cracker Barrel Old Country Store, Inc. (cost $386,365,067) (100.0%)	3,962,604	$436,163,822

Percentages shown are computed based on the classification value compared to partners’ capital at December 31, 2013.

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014 AND

FOR THE PERIOD FROM JULY 1, 2013

(DATE OPERATIONS COMMENCED) TO DECEMBER 31, 2013

	2014	2013
INVESTMENT INCOME:
Dividends	$16,000,887	$5,568,906

EXPENSES:
Professional fees	48,180	30,020

NET INVESTMENT INCOME	15,952,707	5,538,886

UNREALIZED GAINS FROM INVESTMENTS:
Net change in unrealized appreciation	156,495,772	49,798,755

NET INCREASE IN PARTNERS’ CAPITAL RESULTING FROM OPERATIONS	$172,448,479	$55,337,641

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2014 AND

FOR THE PERIOD FROM JULY 1, 2013

(DATE OPERATIONS COMMENCED) TO DECEMBER 31, 2013

	General Partner	Limited Partners	Total
PARTNERS’ CAPITAL — June 30, 2013	$—	$—	$—
Capital contributions	—	386,365,067	386,365,067
Capital distributions	—	(5,560,953)	(5,560,953)
Net increase from operations	1,651	55,335,990	55,337,641
Performance reallocation	10,743,191	(10,743,191)	—

PARTNERS’ CAPITAL — December 31, 2013	$10,744,842	$425,396,913	$436,141,755
Capital contributions	—	134,418,240	134,418,240
Capital distributions	(12,742,938)	(10,965,290)	(23,708,228)
Net increase from operations	2,408,260	170,040,219	172,448,479
Performance reallocation	34,405,750	(34,405,750)	—

PARTNERS’ CAPITAL — December 31, 2014	$34,815,914	$684,484,332	$719,300,246

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2014 AND

FOR THE PERIOD FROM JULY 1, 2013

(DATE OPERATIONS COMMENCED) TO DECEMBER 31, 2013

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase in partners’ capital resulting from operations	$172,448,479	$55,337,641
Adjustments to reconcile net increase in partners’ capital resulting from operations to net cash (used in) provided by operating activities:
Net change in unrealized appreciation from investments	(156,495,772)	(49,798,755)
Purchases of investments	(16,750,750)	—
Increase in accounts payable	19,222	24,500

Net cash (used in) provided by operating activities	(778,821)	5,563,386

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from partners	60,000,000	—
Distributions to partners	(23,708,228)	(5,560,953)

Net cash provided by (used in) financing activities	36,291,772	(5,560,953)

NET INCREASE IN CASH	35,512,951	2,433

CASH — Beginning of year	2,433	—

CASH — End of year	$35,515,384	$2,433

SUPPLEMENTAL DISCLOSURE:
Non-cash contribution of securities from Limited Partners	$74,418,240	$386,365,067

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:

Computershare Trust Company, N.A. c/o Corporate Actions—The Lion Fund II, L.P. P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Corporate Actions—The Lion Fund II, L.P. 250 Royall Street Canton, MA 02021

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Shareholders may call toll free: (877) 629-6357

Banks and Brokers may call collect: (212) 297-0720

The Dealer Manager for the Offer is:

Houlihan Lokey Capital, Inc.

245 Park Avenue

20th Floor

New York, New York 10167

(212) 331-8220